SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


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[ ]  Soliciting Material Pursuant to ss. 240.14a-12

                                   Yahoo! Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Carl C. Icahn
                                Lucian A. Bebchuk
                              Frank J. Biondi, Jr.
                                 John H. Chapple
                                   Mark Cuban
                                    Adam Dell
                                Keith A. Meister
                                 Edward H. Meyer
                                 Brian S. Posner
                                Icahn Partners LP
                          Icahn Partners Master Fund LP
                        Icahn Partners Master Fund II LP
                        Icahn Partners Master Fund III LP
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                Icahn Onshore LP
                                Icahn Offshore LP
                               Icahn Capital L.P.
                                   IPH GP LLC
                         Icahn Enterprises Holdings L.P.
                           Icahn Enterprises G.P. Inc.
                                  Beckton Corp.
                               Vincent J. Intrieri
                                 David Schechter
                                    Mayu Sris
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


On July 14, 2008, Carl C. Icahn issued the attached press release containing an open letter to Yahoo! stockholders.


ON JULY 14, 2008, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE
DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF YAHOO! INC. FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF YAHOO! INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. THE
DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT JULY 14, 2008.

                                  Carl C. Icahn

               ICAHN ISSUES OPEN LETTER TO SHAREHOLDERS OF YAHOO!

Contact: Susan Gordon: (212) 702-4309

NEW YORK, NY, JULY 14, 2008. Carl Icahn today issued the following open letter to Yahoo! shareholders.

                                ICAHN PARTNERS LP
                          ICAHN PARTNERS MASTER FUND LP
                        ICAHN PARTNERS MASTER FUND II LP
                        ICAHN PARTNERS MASTER FUND III LP
                         HIGH RIVER LIMITED PARTNERSHIP
                          767 FIFTH AVENUE, 47TH FLOOR
                            NEW YORK, NEW YORK 10153
                               TEL (212) 702-4300

                                  July 14, 2008

Dear Fellow Yahoo! Shareholders:

Over the years I have attempted to make changes at many companies but I have yet to see a company distort, omit and twist events and facts in the manner that Yahoo! has done in their press release issued Saturday night, July 12th.

During the last week, Goldman Sachs called me a number of times asking me to relate to them any transaction that Microsoft might be interested in transacting with Yahoo! I discussed with them the possibility of doing a "Search only" deal wherein Microsoft would purchase "Search" from Yahoo! and pay Yahoo! for any searches that would originate from a Yahoo! content page. Yahoo! felt that a deal of this nature would be very interesting, but only if Microsoft would guarantee the revenue that Yahoo! now received. This would obviously be a great deal for Yahoo! because Yahoo! would, for five years, receive a minimum of the $2.3 billion they are currently receiving as long as they continued to supply the page views and affiliate traffic they now had. Heretofore, Microsoft had been unwilling to even come close to making this guarantee. However, after I negotiated with Steve Ballmer for the better part of a week, he agreed to the guarantee. He also agreed to commit $7.7 billion dollars to the transaction (consisting of a $1 billion payment for "Search", a $2.8 billion loan and a $3.9 billion tender offer to Yahoo! shareholders). Under the transaction, Yahoo! shareholders would receive $16.25 per share in distributions (consisting of cash and securities) and be left with a content company which would have a minimum guarantee of $2.3 billion per year of "Search" revenue from Microsoft and cost saving synergies from exiting the "Search" business that Yahoo! has publicly stated would be $750 million per year (excluding the benefits from reduction of stock compensation and other non-cash items). However, Microsoft believes the synergies from Yahoo! exiting "Search" would be far superior and that Yahoo!'s 2009 GAAP operating income would exceed $2 billion. Microsoft would be making a substantial equity investment in the remaining company at a valuation of $19.50 per share. Furthermore, Yahoo! would be spared the great expense of maintaining "Search" as well as having to spend billions in developing new technology to compete with Google and Microsoft - which it is highly doubtful they would be able to do successfully. Additionally, Yahoo! would be able to avoid the great risk of seeing "Search" continue to lose market share and eventually melt away.

I spoke to Goldman Sachs and Roy Bostock on Thursday concerning the breakthrough with Microsoft. A call to discuss the details of the transaction was then set up among Microsoft, Yahoo! and me on Friday afternoon, July 11th. However to my surprise and consternation, on the Friday call Yahoo!, instead of being interested in the Microsoft offer, seemed to me to be focused on who would be running Yahoo!. Finally, Steve Ballmer suggested that we not spend the rest of Friday afternoon on corporate governance. "First tell us if you like the deal," he said.

THE YAHOO! PRESS RELEASE

a. Yahoo! in their Saturday night press release makes much of the fact that they were only given 24 hours to decide on the Microsoft offer because of the time constraints relating to the proxy fight, but neglects to mention that they were offered more time if they would be willing to postpone the annual meeting for a short period.

b. Yahoo! conveniently neglects in its press release to tell you about the extremely important above mentioned guarantees that Microsoft was willing to make;

c. Yahoo! tells you in their press release that a condition of the deal was the immediate replacement of the current board and removal of top management. Yahoo! neglected to mention we were willing to discuss keeping a number of the current board members and Jerry Yang as Chief Yahoo!

d. Yahoo tells you the Microsoft proposal precludes the potential sale of all Yahoo! however, they neglect to tell you that that train has left the station in that Microsoft is no longer willing to buy all of Yahoo! with the current board overseeing the company.

e. Yahoo!'s press release states that "this odd and opportunistic alliance of Microsoft and Mr. Icahn has anything but the interest of Yahoo stockholders in mind", raising the innuendo that I am on Microsoft's side in this manner. That is patently ridiculous. Since Yahoo! failed to consummate a transaction with Microsoft this year, I have spent hours and hours attempting to get the parties together because I believe that it is beneficial to Yahoo! shareholders to have a deal with Microsoft and I have worked hard trying to make it happen. It is important to note that my funds and affiliates own 70 million shares of Yahoo and own no shares of Microsoft or Google while the current board outside of Jerry Yang owns only the shares they have received from Yahoo for being directors. My interests are aligned with yours and not Microsoft and I think it is in our interest to have this transaction consummated so that we can get value much in excess of the recent and current market for Yahoo! shares.

In June, Microsoft apparently made a $33 per share offer for all of Yahoo! which was met with Yahoo countering at $37, thereby rejecting the $33 offer. Amazingly, before Microsoft decided that it would not buy all of Yahoo! with this board in place, it offered $33 and was turned down. The Yahoo! press release indicates that Yahoo!, in rejecting the current Microsoft proposal, stated that it would do a deal in which the entire company was sold to Microsoft for $33 per share. It is hard to understand why it turned down $33 and is now willing to accept it. It is the same obfuscation that is so prevalent in the rest of the press release. DON'T BE FOOLED.

I believe that, just like the $33 per share offer that was refused by Yahoo! in early June, refusing the Microsoft offer for the Yahoo! search business is also another grave mistake that will be deeply regretted. Our company is on a precipice and our Board seems ready to take the risk of seeing it topple - ARE YOU, THE REAL OWNERS OF YAHOO!, WILLING TO TAKE THE SAME RISK?

The following are the details of the offer that was presented by Microsoft to Yahoo! on Friday.

                                                      $/share should:
Value to Yahoo! Shareholders                 No Shares Tender  All Shares Tender
----------------------------                 ----------------  -----------------

1.  Yahoo! distributes $12.5B                      $9.00            $9.00
    in Asian Assets

2.  Yahoo! distributes $3.5B                       $2.50            $2.50
    in cash to shareholders
    Comprised of $1B from
    Microsoft for search, $2.5B
    of cash on hand

3.  Microsoft offers $2.8B in                      $2.00            $2.00
    preferred debt at 5%

4.  Microsoft tenders $3.9B for                      -              $2.77
    Yahoo! shares at $19.50

5.  Remaining Shares                              $19.50           $16.73
     $16.73 = effective value of
     shares after tender
     (86% x $19.50

TOTAL VALUE TO YAHOO! SHAREHOLDERS                $33.00           $33.00
-------------------------------------------------------------------------------
SEARCH DEAL WOULD INCREASE YAHOO! EBIT TO OVER $2B IN CY09 - REMAINING SHARE VALUATION REPRESENTS 14.5 X GAAP PRE-TAX INCOME

     o    Microsoft acquires Yahoo! search assets for $1B in cash
     o Microsoft is the exclusive provider to Yahoo! and its partners of paid search, contextual search and algo search for the term of the deal
     o    Microsoft guarantees Yahoo! the greater of:
          (a) 85% net revenues for the first three years, and 70% of net revenues thereafter, or
          (b) $2.3B per year of after-TAC revenues scaled down in event of underperformance of Yahoo! US Homepage views and affiliate rev.
     o At the end of 5 years, the agreement expires unless Microsoft or Yahoo! exercise one of the following:
          - Microsoft may extend the agreement for 5 years should Microsoft guarantee $3B net revenues per year
          - Yahoo! may extend the agreement for 5 years with Microsoft bound to guarantee $1.6B per year
     o Yahoo! no longer needs to support the costs of employees or infrastructure of the search business.
     o Microsoft will cooperate with Yahoo! to allow Yahoo! to collect data from its web search to support its display advertising business.
     o Microsoft will provide Yahoo! with a limited, non-exclusive IP license for use of search IP in support of its display advertising platform.
     o Yahoo! will guarantee that Microsoft's search will retain equal or greater prominence throughout the Yahoo! site as Yahoo! search does today.

Steve Ballmer has made it clear to me that if a new board consisting of my nominees were to be elected, Microsoft would be willing to enter into discussions immediately regarding a transaction along the lines described above. If and when elected, I strongly believe that in very short order the new board would, subject to its fiduciary duties, be approving an offer along these lines for its shareholders.

                         PLEASE VOTE THE GOLD PROXY CARD

Your vote is important. Please act at your earliest convenience.

If you've already signed and returned Yahoo's WHITE proxy card, you can revoke that vote and cast a new vote by completing, signing, dating and mailing the GOLD proxy card today.

If your shares of Yahoo Common Stock are held for you by a broker or bank, only your broker or banker can vote your shares and only after receiving your specific instructions. In that case, you are asked to complete, sign, date and mail the voting instruction form today. Please do so for each account you maintain.

If you need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting us, toll-free at 800-859-8509.

Thank you for your patience, cooperation and support.

Sincerely,


CARL C. ICAHN